QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.25

CONSULTING AGREEMENT

        This Agreement is made and entered into to be effective as of the first day of April 1995, by and between:

  Samsonite Finanziaria S.R.L., Via dei Cappuccini, 14, Milano, (herein referred to as "Samsonite"), a company which controls the capital stock of Samsonite Italia S.R.L.;

  Guiseppe Franco Fremder, an Italian national residing at Milan, Nievo Ippolito, n. 19 (herein referred to as "Consultant"); and

  Samsonite Italia S.R.L., a company with registered office in Cesano Boscone, via E. De Nicola (herein referred to as "the Company").

Article 1—Duties

        During the Term of this Agreement (as defined under Section 2.2 below), Consultant agrees to serve in the capacity of Managing Director (Amministratore Delegato) of the Company, and Samsonite shall cause the Company to appoint Consultant as Managing Director. Except for time devoted to the affairs of certain companies referred to hereafter, which is not covered by this Agreement, Consultant shall devote all necessary business time, energy and skill to the affairs of the Company. Consultant shall report to the Company's Board of Directors (the "Board") and at all times during the term of this Agreement shall have such powers and duties as the Board of the Company shall assign to Consultant. Samsonite acknowledges that Consultant is devoting some of his business time to providing executive management services to Samsonite Europe NV, to Samsonite Espana SA, to Saturn & Saturn S.R.L., and Bogey S.R.L.

Article 2—Term of retention as Consultant

        2.1   Definitions. For purposes of this Agreement the following terms shall have the following meanings:

          2.1.1 "Termination for Cause" shall mean termination by Samsonite or by the Company of Consultant's services and duties by reason of (i) Consultant's willful dishonesty towards, fraud upon, crime against, or deliberate injury or attempted injury to any and all members of the Samsonite Group, (ii) Consultant's conviction of any unlawful or criminal activity of a serious nature, (iii) Consultant's willful breach of any duty, his habitual neglect of duty or any unreasonable performance, or (iv) Consultant's material breach of any provision of this Agreement.

          2.1.2 "Termination Other Than for Cause" shall mean termination by Samsonite and/or by the Company of Consultant's activities for the Company other than in a Termination for Cause or Termination by Reason of Disability or Death.

          2.1.3 "Voluntary Termination" shall mean termination by Consultant of Consultant's executive management activities for the Company, other than Termination by Reason of Consultant's Death or Disability as described in Sections 2.5 and 2.6 hereafter.

        2.2   Term. The term of retention of Consultant by the Company shall be from the date hereof and shall continue at the pleasure of Samsonite or of the Board of the Company (or any other organ of the Company as appropriate) in accordance with the Company's bylaws or until the first to occur of Consultant's resignation, removal, death or disability (as determined in good faith by the Board) as provided for in this section 2.

        2.3   Termination for Cause. Termination for Cause may be effected by the Company at any time during the term of this Agreement and shall be effected by written notification to Consultant. Upon termination, Consultant shall be paid all accrued Directors' fees and any appropriate business expenses incurred by Consultant in connection with his duties hereunder, all to the date of termination, but Consultant will not be paid any other compensation or reimbursement of any kind.

        2.4   Termination Other Than for Cause. Notwithstanding anything else in this Agreement, the Company may effect a Termination Other Than for Cause at any time and with immediate effect. Upon any Termination Other Than for Cause, Samsonite shall cause the Company to pay to Consultant promptly all accrued Directors' fees and any appropriate business expenses incurred by Consultant in connection with his duties hereunder, all to the date of termination, but Consultant shall not be entitled to any compensation or reimbursement of any kind other than a lump sum amount equal to twice and a half the amount of Consultant's total annual remuneration of the previous calendar year as approved by the Board of Directors of the Company, exclusive any and all expenses, bonuses, or other type of benefits whatsoever.

        2.5   Termination by Reason of Disability. If, during the term of this Agreement, Consultant, in the good faith judgment of the Board of the Company, has failed to perform his duties under this Agreement on account of illness or physical or mental disability, which condition renders Consultant incapable of performing the duties of his office, and such condition continues for a period of one (1) month, the Company shall have the right to terminate Consultant's executive management services hereunder by written notification to Consultant and payment to Consultant of all accrued Directors' fees and any appropriate business expenses incurred by Consultant in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

        2.6   Death. In the event of Consultant's death during the term of this Agreement, Consultant's executive management services shall be deemed to have terminated as of the last day of the month during which his death occurs and Samsonite shall cause the Company to pay to his estate all accrued Directors' fees and any appropriate business expenses incurred by Consultant in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

        2.7   Voluntary Termination. In the event of a Voluntary Termination, Samsonite promptly shall cause the Company to pay all accrued Directors' fees and any appropriate business expenses incurred by Consultant in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

Article 3—Compensation

        3.1   Directors' fees. As payment for the services to be rendered by Consultant as provided in Section 1 and subject to the terms and conditions of Section 2, Samsonite shall cause the appropriate bodies of the Company to resolve a resolution to pay to Consultant an annual Directors' fee of ITL 315,000,000 (Three Hundred Fifteen million Italian Lira) payable in quarterly installments and in advance. Such Directors' fee is subject to annual approval by the Board of the Company in accordance with the bylaws and the applicable company law.

        3.2   Expenses. In addition to Directors' fees, the Company shall reimburse all reasonable business and travel expenses incurred by Consultant in the performance of his duties pursuant to this Agreement.

Article 4—Inventions

        4.1   Definition. "Inventions", as used in this Section 4, means any discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that Consultant makes, authors, or conceives (either alone or with others) and that:

          4.1.1 concern directly the business, the present or possible future research or development of the Company and the other members of the Samsonite Group;

          4.1.2 result from any work Consultant performs for the Company and the other members of the Samsonite Group;

          4.1.3 use the equipment, supplies, facilities, or trade secret information of the Company or the other members of the Samsonite Group; or

          4.1.4 Consultant develops during time for which he is compensated by the Company or other members of the Samsonite Group.

        4.2   Assignment of Rights. Consultant agrees that all Inventions he makes during or within six months after the term of this Agreement will be sole and exclusive property of Samsonite Corporation. Consultant will, with respect to any such invention:

          4.2.1 keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises;

          4.2.2 promptly and fully disclose the existence and describe the nature of the Invention to Samsonite Corporation in writing (and without request);

          4.2.3 assign (and Consultant does hereby assign) to Samsonite Corporation or any other company designated by it all of his rights to the Invention, any applications he makes for patents or copyrights in any country, and any patents or copyrights granted to him in any country; and

          4.2.4 acknowledge and deliver promptly to Samsonite Corporation any written instruments, and perform any other acts necessary in Samsonite Corporation's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in Samsonite Corporation.

        Except as previously disclosed in writing, Consultant does not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by Consultant prior to this Agreement.

Article 5—Competitive Activities

        5.1   Restrictive Covenant. Consultant agrees that during the term of this Agreement and for a period of two (2) years thereafter he will not, either alone or in any capacity with another firm (i) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers in Italy, (ii) employ or attempt to employ any of the then employees of the Company on behalf of any other competing entity in Italy, or (iii) directly or indirectly engage in the manufacturing or marketing of any product, device or process which the Company manufactured or marketed at the time this Agreement is terminated, or any product, device or process substantially similar thereto, or having substantially the same use as such product, device or process, or competitive therewith in Italy.

        5.2   Notices. For so long as Consultant is bound by any obligations under this Section 5, Consultant will, prior to accepting employment or a consulting or similar contract with any competitor of the Company, (i) inform Samsonite in writing of the proposed employment or consulting or similar contract, and (ii) inform the competitor in writing of this Agreement and provide that party with a copy of this Agreement.

        5.3   Severability. It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in this Section 5 shall be enforced and given effect to the fullest extent legally permissible. If a court may refuse to enforce one or more of the covenants or agreements contained in this Section 5 because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that then such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

Article 6—Confidentiality

        6.1   Consultant's Obligations. Consultant shall not disclose or furnish to any person, firm or corporation any Confidential Information relating to Samsonite Corporation and its affiliated companies (herein referred to as "the Samsonite Group"). At the time of termination of his services under this Agreement, Consultant shall deliver to Samsonite any and all documents, copies of documents, tangible thing which record Confidential Information, personal annotations and other property, belonging to or relating to the business of any and all members of the Samsonite Group.

        6.2   Definition. As used in this Agreement, Confidential Information means all information, and all documents and other tangible things which record it, relating to or useful in connection with the business of any and all members of the Samsonite Group, which at the time or times concerned is protectable as trade secret under applicable law and which has been or is from time to time disclosed to or developed by Consultant. Confidential Information includes, but is not limited to, the following especially sensitive types of information related to any and all of the members of the Samsonite Group: (i) product development and marketing plans and strategies; (ii) unpublished drawings, manuals, know-how, laboratory books, production techniques, proprietary formulas, compounds and compositions, research in progress and the like; (iii) finances; (iv) the identity, purchase and payment patterns of, and special relations with, customers; (v) the identity, net prices and credit terms of, and special relations with, suppliers; (vi) proprietary software and business records; (vii) any Inventions; and (viii) another information or documents which Consultant is told (or reasonably ought to know) to be proprietary.

Article 7—Miscellaneous

        7.1   Remedies. Consultant acknowledges that the Company and would be irreparably injured by, and have no adequate remedy at law for, any breach of Sections 4, 5 or 6. Consultant therefore consents that if such breach occurs or is threatened, whether before or after termination of this Agreement, Samsonite and/or the Company may, as appropriate and in addition to all other then available remedies, enjoin him (together with all persons acting together with him) from such breach or threatened breach. If Samsonite and/or the Company prevail in such litigation, they shall also be entitled to collect from Consultant the court costs, attorneys' and expert fees and other expenses of enforcing such provisions of this Agreement.

        7.2   Non-Alienation of Benefits. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; any attempt to anticipate, alienate, sell, assign, pledge or encumber or charge the same shall be avoided. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts or liabilities of Consultant.

        7.3   Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

        7.4   Entire Agreement; Modifications. Unless explicitly provided herein, this Agreement does not cover the other arrangements Consultant may have with other companies within the Samsonite Group. However, this Agreement represents the entire understanding with respect to any and all of Consultant's executive management activities for the Company, and this Agreement supersedes any and all prior understandings, whether written or oral, with respect to such activities. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

        7.5   Notices. All notices and other communications under this Agreement shall be in writing and shall be personally delivered or sent by receipted overnight courier service, fax or certified or registered mail with return receipt requested, to the following addresses:

        If to the Company:

    Samsonite Italia S.R.L.
    Cesano Boscone,
    via E. De Nicola n. 18

    with a copy to:

    Samsonite Europe NV
    President
    Westerring 17
    B- 9700 Oudenaarde

        If to Samsonite:

    Samsonite Finanziaria S.R.L.
    Dr. P. Mori
    Via dei Cappuccini 14 20122 Milano

    with a copy to:

    Samsonite Europe NV
    President
    Westerring 17
    B-9700 Oudenaarde

        If to Consultant:

    Guiseppe Franco Fremder,
    Milan, Nievo Ippolito, n. 19
    Italy

        Notices delivered personally or by overnight courier shall be effective when delivered. Notices transmitted by fax shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date shown on the receipt therefor. Any party may change such party's address for notice by notice duly given pursuant to this Section 7.5.

        7.6   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Italy, and both parties consent to the exclusive jurisdiction of the courts of Milan.

        7.7   Severability. Should a court determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and unenforceable to the extent possible.

        7.8   Survival of rights and obligations. This Agreement shall be binding upon and inure to the benefit of any successor to Samsonite and/or the Company. Except as explicitly provided herein, this Agreement shall not be assignable either by the Company or Samsonite (except to a member of the Samsonite Group) or by Consultant.

        7.9   Withholdings. All compensation and benefits to Consultant hereunder shall be reduced by all applicable taxes required by law.

        7.10 Independent Counsel. Consultant hereby acknowledges that he has had the opportunity to consult independent counsel concerning the terms and conditions of this Agreement.

        7.11 Legal Standing. It is understood that the Consultant shall carryon his activities for the Company on a strictly independent and self-employed basis. Consultant shall be solely responsible for his good legal standing, social security status and tax status according to the applicable laws.

        This Agreement is executed by the parties, as of the date first above written, in three counterparts, each of them constituting one and the same Agreement.

Samsonite Italia S.R.L.				Guiseppe Fremder
By:	/s/ LUC VAN NEVEL			/s/ GIUSEPPE FREMDER
Title: Chairman
Samsonite Finanziaria S.R.L.
		By:	/s/ LUC VAN NEVEL
Title: Director

QuickLinks

CONSULTING AGREEMENT